Exhibit 9.1

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of October 30, 2025, is by and among MultiSensor AI Holdings, Inc., a Delaware corporation with offices located at 2105 West Cardinal Drive, Beaumont, Texas 77705 (the “Company”), and the Person listed on Schedule A hereto (“Key Holder” and, collectively with the Company, the “Parties”). Except as otherwise defined herein, capitalized terms have the meanings given to them in the Purchase Agreement (as defined below).

RECITALS

A.            Key Holder, as of the date hereof, is the Beneficial Owner (as defined below) of the number of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), set forth opposite Key Holder’s name on Schedule A hereto (such shares, the “Existing Shares” and, together with any additional shares of Common Stock acquired pursuant to Section 1(c), the “Shares”).

B.            The Company proposes to enter into that certain securities purchase agreement, dated as of or about the date hereof (the “Purchase Agreement”), with each purchaser identified on the signature pages thereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”), pursuant to which, among other things, the Purchasers shall purchase, and the Company shall issue and sell, for an aggregate purchase price of $13,999,998.83, (a) 34,229,826 shares of Common Stock, and (b) Warrants, which shall be exercisable for shares of Common Stock (the “Warrant Shares”), in substantially the form attached as Exhibit B to the Purchase Agreement, upon the terms and conditions set forth in the Purchase Agreement.

C.            Pursuant to the terms of the Purchase Agreement, and to induce the Company to execute and deliver the Purchase Agreement, the Company and Key Holder desires to enter into this Agreement to set forth their agreements and understandings with respect to how shares of Common Stock held by Key Holder shall be voted in connection with certain matters contemplated thereby.

D.            The Purchasers are not intended third-party beneficiaries of this Agreement and shall not have any right to enforce the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	SHARES SUBJECT TO THIS AGREEMENT; TRANSFER RESTRICTIONS.

(a)            Key Holder irrevocably and unconditionally agrees to hold their Shares during the term of this Agreement subject to, and to vote their Shares in accordance with, the provisions of this Agreement.

(b)            Until the earlier to occur of (A) the date upon which the stockholders of the Company, in any annual, special or adjourned meeting of the stockholders of the Company, or by written consent in lieu of any such meeting, approve the matters contemplated by Section 2(a)(i)-(ii), and (B) the termination of the Purchase Agreement in accordance with its terms, Key Holder covenants and agrees that Key Holder shall not directly or indirectly, (i) transfer, sell, offer, exchange, assign, gift, pledge, convey any legal or Beneficial Ownership interest in, or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law, or otherwise), or encumber (each, a “Transfer”), any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to, or consent to, a Transfer of any of the Shares or Key Holder’s voting or economic interest therein. Any attempted Transfer of any Shares or any interest therein in violation of this Section 1(b) shall be null and void. Notwithstanding the foregoing, and subject to Section 5(i) below, this Section 1(b) shall not prohibit a Transfer of the Shares by Key Holder if, as a precondition to such Transfer, the transferee agrees in a writing to be bound by all of the terms of this Agreement.

(c)            Key Holder agrees that all shares of Common Stock that Key Holder purchases, acquires the right to vote, or otherwise acquires Beneficial Ownership of, after the execution of this Agreement and prior to the termination of this Agreement, shall be subject to the terms and conditions of this Agreement and shall constitute Shares for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.

(d)            For purposes of this Agreement, “Beneficially Own” or “Beneficial Ownership” shall have the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and a person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, the terms “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

2.	AGREEMENT TO VOTE SHARES.

(a)            In any annual, special, or adjourned meeting of the stockholders of the Company, and in every written consent in lieu of any such meeting, at which the transactions contemplated by the Purchase Agreement are presented to the Company’s stockholders for approval, Key Holder agrees that it shall vote, by proxy or otherwise, the Shares (i) in favor of the transactions contemplated by the Purchase Agreement and any matter that would reasonably be expected to facilitate such transactions (including, without limitation, any proposal for the Company to obtain Stockholder Approval (as defined in the Purchase Agreement) waiving the Exchange Cap (as defined in the Purchase Agreement) or seeking an increase in the authorized number of shares of Common Stock to permit the Company to issue shares of Common Stock to the Purchasers as contemplated by the Purchase Agreement), (ii) against approval of any proposal made in opposition to the transactions contemplated by the Purchase Agreement and (iii) in favor of any proposal to implement the most favored nation provision in favor of the Purchasers contemplated by Section 4.23 of the Purchase Agreement in each instance such most favored nation provision is implicated. Key Holder shall retain at all times the right to vote its Shares in its sole discretion and without any other limitation on those matters other than those set forth in this Section 2(a) that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(b)            In the event that a meeting of the stockholders of the Company is held, Key Holder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause Key Holder’s Shares to be counted as present thereat for purposes of establishing a quorum.

(c)            Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Key Holder from acting in its capacity as a director or officer of the Company, to the extent applicable, it being understood that this Agreement shall apply to Key Holder in its capacity as a stockholder of the Company.

(d)            Irrevocable Proxy and Power of Attorney.

i.            Key Holder hereby irrevocably grants to and appoints, and hereby authorizes and empowers, the Company, and any individual designated in writing by it, and each of them individually, as the Key Holder’s sole and exclusive proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the Key Holder’s name, place and stead, to vote and exercise all voting and related rights (to the fullest extent the Key Holder is entitled to do so) with respect to its Shares at any meeting of the stockholders of the Company called, and in every written consent in lieu of such meeting, with respect to any of the matters specified in, and in accordance and consistent with, Section 2(a).

ii.           Key Holder understands and acknowledges that the Company is entering into the Purchase Agreement in reliance upon Key Holder’s execution and delivery of this Agreement. Key Holder hereby affirms that the irrevocable proxy set forth in this Section 2(d) constitutes an inducement for the Company to enter into the Purchase Agreement. Except as otherwise provided for herein, the Key Holder hereby (a) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (b) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof; and (c) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

iii.          Upon the execution of this Agreement by the Key Holder, the Key Holder hereby revokes any and all prior proxies or powers of attorney given by the Key Holder with respect to the Shares. The Key Holder acknowledges and agrees that no subsequent proxies with respect to such Shares shall be given, and if given, shall not be effective or ineffective ab initio. All authority conferred herein shall be binding upon and enforceable against any successors or assigns of the Key Holder and any permitted transferees of the Shares. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement in accordance with Section 5(o).

3.	REPRESENTATIONS, WARRANTIES, AND OTHER COVENANTS OF KEY HOLDER.

Key Holder hereby represents, warrants, and covenants to the Company as follows:

(a)            Key Holder is the legal or beneficial owner of, and has the power to vote, the Existing Shares set forth on the signature page hereto. The Existing Shares set forth next to Key Holder’s name on the signature page hereof are owned free of any encumbrance that would preclude Key Holder from exercising his, her or its voting power as provided in Section 2 or otherwise complying with the terms hereof.

(b)            Key Holder has all requisite power, legal capacity and authority to enter into this Agreement. This Agreement has been duly executed and delivered by Key Holder and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Key Holder, enforceable against Key Holder in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)            The execution, delivery and performance by Key Holder of this Agreement shall not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any agreement to which Key Holder is a party or by which any of Key Holder’s assets are bound, or (ii) violate any order, writ, injunction, decree, judgment or any applicable law applicable to Key Holder or any of Key Holder’s assets, except for any such conflict, violation or any failure to obtain such consent, waiver or approval that would not result in the Key Holder being able to perform its obligations under this Agreement.

(d)            Key Holder agrees that he, she, or it shall not, in his, her, or its capacity as a stockholder of the Company, bring, commence, institute, maintain, prosecute or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by Key Holder, or the approval of the Purchase Agreement by the Company’s Board of Directors, breaches any fiduciary duty of the Board of Directors or any member thereof.

(e)            Key Holder shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect in any material respects or in any way have the effect of restricting, limiting, interfering with, preventing or disabling Key Holder from performing his, her or its obligations in any material respects under this Agreement.

4.	CONFIDENTIALITY.

Except as required by applicable law, Key Holder, until such time as the transactions contemplated by the Purchase Agreement are required to be publicly disclosed by the Company as described in the Purchase Agreement, shall maintain the confidentiality of any information regarding this Agreement, the Purchase Agreement, and the transactions contemplated hereby and thereby. Neither the Key Holder, nor any of its respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Purchase Agreement or the transactions contemplated hereby or thereby without the prior written consent of the Company, except as may be required by law or by any listing agreement with, or the policies of, The Nasdaq Stock Market, in which circumstance such announcing party shall make all reasonable efforts to consult with the Company in advance of such publication to the extent practicable.

5.	MISCELLANEOUS.

(a)            No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

(b)            No Third Party Beneficiaries. Each Party acknowledges and agrees that the Parties are the only intended beneficiaries of this Agreement, and that no third parties (including the Purchasers) may enforce the terms of this Agreement.

(c)            Notices. All notices, requests, and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile or email upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed, as to the Company, to the address or email address set forth below the Company’s signature on the signature page of this Agreement, and as to any Key Holder at the address, facsimile number or email address set forth with respect to Key Holder on Schedule A attached to this Agreement. Any Party hereto from time to time may change its address, facsimile number, email address, or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto. Key Holder and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)            Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(e)            Amendments; Waiver. This Agreement may be amended by the Parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the Parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the Party waiving compliance. The failure of either Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other Party with its obligation under this Agreement, and any custom or practice of the Parties at variance with the terms of this Agreement, shall not constitute a waiver by such Party of such Party's right to exercise any such or other right, power or remedy or to demand such compliance.

(f)             Rules of Construction. The Parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(g)            Specific Performance; Injunctive Relief. The Parties hereto agree that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Key Holder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation of this Agreement, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity and Key Holder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(h)            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties hereto; it being understood that all Parties need not sign the same counterpart.

(i)             Entire Agreement; Non-Assignability; Parties in Interest; Death or Incapacity. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (i) constitute an inducement and condition to the Company to enter into the Purchase Agreement, (ii) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (iii) are not intended to confer, and shall not be construed as conferring, upon any person other than the Parties hereto (including the Purchasers) any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Key Holder without the prior written consent of the Company, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests or obligations of the Company hereunder, may be assigned or delegated in whole or in part by the Company to any affiliate of the Company without the consent of or any action by Key Holder upon notice by the Company to the Key Holder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective permitted successors and assigns. All authority conferred herein shall survive the death or incapacity of a Key Holder and in the event of Key Holder’s death or incapacity, any obligation of Key Holder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of Key Holder.

(j)             Additional Documents. Key Holder shall execute and deliver any additional documents necessary or desirable in the reasonable opinion of the Company to carry out the purpose and intent of this Agreement.

(k)            Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(l)             Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

(m)           Governing Law; Consent to Jurisdiction. This Agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the Parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions.

(n)            Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring the expenses.

(o)            Termination. This Agreement shall terminate and shall have no further force or effect from and after the earlier to occur of (i) date upon which the stockholders of the Company, in any annual, special or adjourned meeting of the stockholders of the Company, or by written consent in lieu of any such meeting, approve the matters contemplated by Section 2(a), and (ii) the termination of the Purchase Agreement in accordance with its terms; provided, that no such termination shall relieve any Party from liability for any willful or intentional breach of this Agreement prior to such termination.

(p)            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

MULTISENSOR AI HOLDINGS, INC.

By:
Name:	Robert Nadolny
Title:	Chief Financial Officer

Address for notices:

2105 West Cardinal Drive

Beaumont, Texas 77705

Attention: Robert Nadolny

Email: robert.nadolny@multisensorai.com

Signature Page to Voting Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

KEY HOLDER:

[NAME]

By:
Name:
Title:

Signature Page to Voting Agreement

SCHEDULE A

KEY HOLDER

Name and Address	Existing Shares
[NAME] [Address] [Address Email:

Schedule A